UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 12, 2005

AMERICAN WATER STAR, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32220	87-0636498
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4560 South Decatur Boulevard
Suite 301
Las Vegas, Nevada	89103
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including are code: (702) 740-7036

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 12, 2005, a finalized employment contract was executed between American Water Star and Daniel Beckett for his position as the Chief Financial Officer and Secretary of American Water Star. The employment agreement contains a ninety-day probationary term allowing for a review of the terms and compensation. If the review is satisfactory to both parties, then the contract will continue for the remainder of one (1) year ending on March 31, 2006. Mr. Beckett will receive $150,000 per year as compensation for his services. A copy of his agreement is attached as Exhibit 10.

On March 9, 2005, Daniel Beckett was appointed to American Water Star's management team as the Chief Financial Officer and Secretary. From September 2004 to March 9, 2005, Mr. Beckett was the Controller for American Water Star and was appointed to the position of Chief Financial Officer and Secretary upon the resignation of Mr. Barnhart. Mr. Beckett has held various financial positions with private and public companies prior to his employment with the Company. From February 2002 to August 2004, Mr. Beckett served as Vice President of Finance for Universal Teleservices Arizona LLC and was responsible for the day-to-day financial management of the multi-million dollar telemarketing company. From September 2000 to February 2002, Mr. Beckett served as Controller for Sugar Supply Company, a petroleum and oil wholesaler. From November 1999 to September 2000, Mr. Beckett served as Controller for Laird Plastics Inc., a plastic wholesaler. Mr. Beckett received his Bachelor of Science degree from Grace College in Indiana.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Exhibit Title of Description
10	A copy of Mr. Beckett's employment agreement for his position as Chief Financial Officer and Secretary of American Water Star.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WATER STAR, INC.

By: /s/ Roger Mohlman

Roger Mohlman, President / CEO

Date: April 15, 2005